                                                                  EXHIBIT 10.20

THIS AGREEMENT is made                                            1997

BETWEEN

(1)  FLEXTECH P.L.C. (the "Company"); and

(2)  COX COMMUNICATIONS INC ("Cox").

WHEREAS

(A) The Company is a public limited company incorporated in England and has an authorised share capital at the date hereof of (Pounds)16,100,000 divided into 150,000,000 Ordinary Shares of 10p each of which 110,759,497 are in issue and fully paid or credited as fully paid, 5,000,000 convertible non-preferred shares of 10p each of which 4,675,082 are in issue and fully paid or credited as fully paid and 6,000,000 'A' convertible non-preferred shares of 10p each of which 5,792,008 are issued and fully paid or credited as fully paid.

(B) Prior to completion of its acquisition of the Programming Shares, the share capital of the Company will be reorganised so that it consists of (Pounds) [ ] divided into [ ] Ordinary Shares of 10p each and one special voting share of 10p.

(C) The Company has agreed to issue and allot to Cox the Consideration Shares in exchange for the transfer by Cox to the Company of the Programming Shares on the terms and conditions contained in this Agreement.

IT IS AGREED as follows:

     I.   INTERPRETATION

     A. In this Agreement the following expressions shall, unless otherwise specified or the context otherwise requires, having the meanings set opposite them respectively:

"ACCOUNTS"           means the published audited accounts of the Company and the consolidated accounts (including the directors' report and notes) of the Company and its subsidiary undertakings for the year ended 31 December 1995;

"ADMISSION"           means admission of the Consideration Shares to the
                      Official List of the London Stock Exchange in accordance with the Listing Rules;

"ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, duties, penalties, fines, reasonable costs, amounts paid in settlement, Liabilities, obligations, liens, losses, reasonable expenses and fees including court costs and attorney's fees and expenses but, for the avoidance of doubt, excluding any liabilities in the nature of Taxation;

"ARTICLES"           means the new articles of association of the Company to be adopted at the Extraordinary General Meeting;

"ASSOCIATE"          means in relation to any company, another company which is a subsidiary of, or holding company of, or another subsidiary of a holding company of, that company except in Clauses 10, 11 and 12 in relation to Cox, where it means any company which is Controlled by Cox;

"BANK ACCOUNT"       means Cox programming's bank account with National
                     Westminster Bank plc (a/c no. ) *** and Piccadilly Branch.

"BBC JOINT VENTURE
AGREEMENT"           means the subscription and shareholders' agreement dated of even date herewith between (1) the Company (2) Flextech [ ]
                     Limited (3) BBC Worldwide Limited and (4) [Newco Limited];

"BBC SUBSCRIPTION
AGREEMENT"           means the subscription agreement between the Company and
                     BBC Worldwide Limited of even date with this Agreement;

"BROADCASTING
ACTS" means the Broadcasting Act 1990 and the Broadcasting Act 1996 and any regulations made thereunder;

"BUSINESS
DAY" means a day (other than on a Saturday or a Sunday) on which banks are open for business in London;

"CIRCULAR"           means the circular in the form of the draft attached hereto marked "A" and initialled for the purposes of identification by or on behalf of each of the parties hereto to be sent to the holders of Existing Shares comprising listing particulars relating to the Company and which includes the notice convening the Extraordinary
                     General Meeting and details of, inter alia, the issue of the Consideration Shares;

"CLAIM" or  "CLAIM
 FOR TAXATION"       means any notice, demand, assessment, letter or other
                     document issued or action taken by or on behalf of the Inland Revenue or Customs and Excise or any other statutory or governmental authority or body whatsoever in any part of the world from which it appears that a Liability to Taxation is or will or may come to be imposed on Cox
                     Programming whether or not such Liability to Taxation is primarily imposed upon or payable by Cox Programming and whether or not Cox Programming has or may have any right of relief or reimbursement;

"CLOSE OF BUSINESS"  means 5 p.m. on the relevant Business Day;

"COMPLETION"         means the completion of the transfer of the Programming
                     Shares and of the Programming Debt and the issue of the Consideration Shares hereunder in each case in accordance with the provisions of Clauses 6 and 7 of this Agreement;

"CONSIDERATION SHARES"
                     means [ ] new Ordinary Shares;

"CONTROL"           shall have the meaning given to it in paragraph 1 of part 1 of schedule 2 to the Broadcasting Act 1990 as amended by
                    Part I of Schedule 2 to the Broadcasting Act 1996;

"COX INTERESTS"     means the Gold Interests and the Living Interests;

"COX PROGRAMMING"   means Cox Programming Limited (registered number 2710978)
                    which is in the course of changing its name to [ ];

"DIRECTORS"         means the directors of the Company for the time being and
                    from time to time;

"EVENT" means any transaction, action or omission of any person and any event or occurrence of whatever nature, whether or not in the ordinary course of business and shall include Completion;

"EXISTING SHARES"   means the
                    110,759,497 Ordinary Shares 4,675,082 convertible non-preferred shares and 5,792,008 'A' convertible non-preferred shares of the Company in issue at the date of this Agreement;

"EXTRAORDINARY
 GENERAL MEETING"   means the extraordinary general meeting of the Company to be convened pursuant to the notice of extraordinary general meeting to be set out in the Circular;

"FSA"               means the Financial Services Act 1986;

"GOLD INTERESTS"    means the Gold Shares and the Gold Loan Stock;

"GOLD LOAN STOCK"   means the (Pounds)[12,517,089] nominal value of floating
                    rate redeemable unsecured loan stock in UK Gold held by Cox
                    Programming;

"GOLD SHARES"       means the 5,687 ordinary shares of (Pounds)1 each in the
                    capital of UK Gold held by Cox Programming;

"GROUP" means the Company and its subsidiary undertakings at the date hereof;

"LIABILITY"         means any liability whether known or unknown, whether
                    asserted or unasserted, whether absolute or contingent,
                    whether accrued or unaccrued, whether liquidated or
                    unliquidated and whether due or to become due, but excluding any Liability to Taxation.
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"LIABILITY TO
 TAXATION"          means any liability of Cox Programming to make any payment of or in respect of Taxation;

"LICENCES"          means the licences granted under the Broadcasting Act 1990 set out in the schedule to this Agreement together with any other such licences granted under the Broadcasting Act 1990 to the Company, any subsidiary of the Company, any body under the Control of the Company and any services licensed under the Broadcasting Act 1990 operated by the Company under a management or other agreement between the Company and the relevant licensee;

"LISTING RULES"     means the Listing Rules of the London Stock Exchange made
                    pursuant to Part IV of the FSA as set out in the publication produced by the London Stock Exchange entitled "The Listing
                    Rules";

"LIVING INTERESTS"  means the Living Shares and the Living Loan Stock;

"LIVING LOAN STOCK" means the (Pounds)11,579,450.63 nominal value of floating rate redeemable unsecured loan stock in UK Living held by Cox Programming;

"LIVING SHARES"     means the 59,500 ordinary shares of 1p each in the capital of UK Living held by Cox Programming;

"LONDON STOCK
 EXCHANGE"          means the London Stock Exchange Limited;

"ORDINARY SHARES"   means ordinary shares of 10p each in the capital of the
                    Company having the rights set out in the Articles;

"PEARSON AGREEMENT" means the subscription agreement between the Company and
                    Thames Television Limited of even date with this Agreement;

"PRESS ANNOUNCEMENT"means the press announcement giving details of the
                    Subscription in the form of the draft attached hereto and marked "B" and initialled for the purposes of identification by or on behalf of each of the parties hereto;

"PROGRAMMING SHARES"means all the issued ordinary shares of (Pounds)1 each in the capital of Cox Programming;

"RESOLUTIONS"       means the resolutions of the Company in the form of the
                    draft attached hereto marked "C" and initialled for the purposes of identification by or on behalf of each of the parties hereto;

"SUBSCRIPTION"      means the transfer by Cox of the Programming Shares and the
                    Programming Debt in exchange for the issue by the Company of the Consideration Shares in each case on the terms and conditions of this Agreement;

"SUBSIDIARY
 UNDERTAKING"       shall have the meaning set out in section 258 of the
                    Companies Act 1985;

"TAXATION"          means all forms of taxation and duties in the nature of
                    taxation whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes income tax, corporation tax, advance corporation tax, capital gains tax, stamp duty, stamp duty reserve tax, value added tax, national insurance and social security contributions and any payment whatsoever which Cox Programming may be or become bound to make to any person, revenue, customs or fiscal authority or any other body or authority as a result of any enactment relating to Taxation and any other taxes and duties supplementing or replacing any of the foregoing;

"TRANSFER"          means (other than in accordance with Clauses 10.2 or 10.3)
                    any sale, transfer (whether voluntary or otherwise) or other disposition of any shares in a company or any interest
                    (legal or beneficial) therein including, but without limitation, the creation of any trust, charge or option over such shares;

"UK GOLD"           means UK Gold Television Limited;

"UK LIVING"         means UK Living Limited.

B. In this Agreement, unless otherwise specified or the context otherwise requires:

       1.    reference to this Agreement shall include the Recitals;

       2.    reference to a Clause is to a Clause of this Agreement;

       3.    words importing any gender shall include the other genders;

       4. words importing natural persons shall include corporations and vice versa;

       5. words importing the singular shall include the plural and vice versa;

       6. words importing the whole shall be treated as including a reference to any part thereof;

       7. any word or expression the definition of which is contained or referred to in the Companies Act 1985 or the Companies Act 1989 or the FSA shall be construed as having the meaning thereby attributed to it (the definition in the FSA to prevail where the same expression is defined in either or both of such Companies Acts and the FSA);

       8. references to any statute, regulation or part thereof shall be construed as references thereto as amended or re-enacted or as the application thereof is modified by other provisions from time to time before the date of this Agreement, shall be construed as including references to any provision of which they are re-enactments (whether with or without modification) and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto; and

       9.    references to dates and times are to London dates and times.

C. Where any obligation under this Agreement is expressed to require performance within a specified time limit that obligation shall continue to be binding and enforceable after the expiry of that time limit if the party so obliged fails to perform that obligation within that time limit (but without prejudice to all rights and remedies available against such party by reason of such party's failure to perform that obligation within the time limit).

D. In construing this Agreement the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things or being followed by particular examples.

E. In this Agreement the headings to Clauses and in the Schedule are inserted for convenience only and shall not affect the construction of this Agreement.

II. CONDITIONS PRECEDENT

A.  The provisions of this Agreement are conditional upon:

    1. the Circular having been approved by or on behalf of the London Stock Exchange in accordance with the requirements of the Listing Rules before being delivered to the Registrar of Companies in accordance with the provisions of paragraph 2.1.2;

    2. one copy of the Circular having been delivered by or on behalf of the Company to the Registrar of Companies in England and Wales for registration in accordance with the provisions of section 149 of the FSA;

    3. the Resolutions having been duly passed without amendment at the Extraordinary General Meeting not later than 31 March 1997;

    4. the provision of evidence, in form and substance reasonably acceptable to the Company and Cox, that either notification of the issue of the Consideration Shares and of any changes in Directors has been made in respect of each of the Licences and that the Independent Television Commission is not minded to revoke that Licence or that such notification is not required to be made;

    5. each of the Amendment Agreements, the Pearson Agreement, the BBC Subscription Agreement and the BBC Joint Venture Agreement not having been amended and each of them having become unconditional save for any condition relating to this Agreement or any of these other agreements becoming unconditional;

    6. Admission taking place not later than [1 April] 1997 or such later date as the Company and Cox may agree;

    7. Cox not having discovered that the financial or business information concerning any member of the Group as publicly disclosed by the Company (including, without limitation, in the Press Announcement, the Circular and/or the Accounts) contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading, where the misrepresentation or omission is material in the context of the Subscription; and

    8. the Company delivering to Cox at close of business on the last business day prior to Admission, a certificate signed by a Director in the form of that set out in Schedule 3 confirming, inter alia, that the Company is not aware of any circumstances giving rise or likely to give rise to a right for Cox to terminate its obligations under this Agreement in accordance with its provisions;

B. Each of the Company and Cox undertakes to the other (so far as it is legally able) to use its reasonable efforts to ensure that the conditions set out in Clause 2.1 (other than Clause 2.1.1) are satisfied as soon as practicable but in any event before 31 May 1997.

C. If the conditions set out in Clause 2.1 have not been satisfied by 31 May 1997 then this Agreement shall terminate on that date and neither party shall have any liability to the other party save in respect of prior breaches of the terms hereof.

D. Flextech undertakes that it will not, and it will procure that no subsidiary undertaking of it will, prior to Admission or the date on which this Agreement ceases to be capable of becoming unconditional in accordance with its terms (whichever shall be earlier):

    1. allot or agree (conditionally or unconditionally) to allot any security to any person other than (i) in accordance with the terms of a contractual commitment existing prior to signature of this Agreement and in respect of which details are disclosed in the Circular or (ii) in connection with the Pearson Agreement or (iii) in connection with the BBC Subscription Agreement or (iv) in connection with the exercise of employee options;

    2. enter into any agreement or arrangement (whether legally enforceable or not) between any member of the Group and any person who is a "related party" of the Company under the Listing Rules;

    3. enter into any agreement or arrangement which would be material in the context of the Group as a whole or amend or vary in a material manner the terms of any agreement or arrangement to which any member of the Group is a party and which is material in the context of the Group as a whole.

III.DOCUMENTS, FILINGS AND PUBLICATION

A.  The Company shall:

    1. deliver, or procure the delivery of, the Press Announcement to the London Stock Exchange not later than 8.30 a.m. on [ ] 1997; and

    2. use all reasonable endeavours to despatch, or procure the dispatch of, the Circular to the holders of Existing Ordinary Shares as soon as possible but in any event no later than [ ] 1997 together with the form of proxy for use by such shareholders.

IV. SALE AND PURCHASE OF THE PROGRAMMING SHARES

A. With effect from Completion, Cox shall sell or procure the sale of, and the Company shall purchase, the Programming Shares.

B. The Programming Shares shall be sold free from any option, lien, charge or encumbrances and with all rights attached thereto at Completion.

V.  CONSIDERATION

A. The consideration for the sale of the Programming Shares by Cox to the Company shall be the allotment by the Company, credited as fully paid, of the Consideration Shares to Cox.

B. The Consideration Shares shall be allotted free from any option, lien, charge or encumbrance and with all rights attached thereto at Completion and on terms that they will rank pari passu in all respects with the existing issued Ordinary Shares.

C. The allotment and issue of the Consideration Shares shall be made on the terms and subject to the conditions contained in this Agreement and on the basis of the warranties set out in Clause 8 and the information set out in the Circular.

VI.   COMPLETION

A. Completion shall take place at 3.00 p.m. on the Business Day following satisfaction of the last of the conditions set out in Clause 2.1 (other than Clause 2.1.6) or on such date as may be agreed between the parties at the offices of Wiggin and Co, London or at such other place as may be agreed between the parties.

B. At Completion all of the following shall take place (conditionally upon each of the other steps having taken place):

    1.  Cox shall deliver to the Company:

        a) a certified copy of resolutions of the board of directors of Cox resolving to enter into and perform its obligations under this Agreement;

        b) duly executed transfers of the Programming Shares in favour of the Company or its nominee together with the definitive certificates in respect thereof;

        c) such waivers, consents or documents as may reasonably be required by the Company to vest in the Company the full beneficial ownership of the Programming Shares; and

        d) the certificate of incorporation, common seal, all statutory and minute books (which shall be written up to, but not including the date of Completion) and share certificate book of Cox Programming together with all unused share certificate forms;

        e) the definitive certificates in respect of the Cox Interests or an indemnity in respect of the same on such terms as the Company may reasonably require;

        f) the written resignations of all directors of and the secretary of Cox Programming executed as a deed in a form reasonably required by the Company;

        g) notice of resignation of the existing auditors of Cox Programming containing statements as specified in Section 394 of the Companies Act 1985;

        h) the notice required pursuant to Section 198 of the Companies Act 1985 in respect of its interest in the Company following the issue of the Consideration Shares; and

2. Cox shall procure that the following business is transacted at a meeting of the board of directors of Cox Programming or by written resolution of the directors of Cox Programming:

        a) the directors of Cox Programming shall approve the transfer of the Programming Shares for registration and the entry of the transferee in the register of members of Cox Programming, subject only to the transfer being subsequently presented duly stamped;

        b) the situation of the registered office of Cox Programming shall be changed to that nominated by the Company;

        c) any person nominated by the Company for appointment as a director or secretary of Cox Programming shall be so appointed;

        d) KPMG shall be appointed to replace the existing auditors of Cox Programming; and

        e) the mandate relating to the Bank Account shall be modified in such manner as the Company may reasonably require.

3.     the Company shall deliver to Cox:

        a) a certified copy of the resolutions of the Board of Directors of the Company resolving to enter into and perform its obligations under this Agreement and to allot the Consideration Shares to Cox and that Ajit Dalvi be appointed to the Board of Directors of the Company pursuant to the Articles;

        b) share certificates in respect of the Consideration Shares;
        and

        c) written confirmation that the conditions set out in Clause
        2.1 other than those in 2.1.6 and 2.1.7 have been satisfied;
        and

     4. the Company shall procure Cox's registration as holder of the Consideration Shares at a meeting of the Directors.

C. Cox shall procure that, at Completion, Cox Programming shall have not less than (Pounds)1,660,479 in the Bank Account. The Company acknowledges that Cox Programming has an opportunity to purchase losses of up to (Pounds)1,130,000 from European Channel Management Limited at a price of 24 pence for every (Pounds)1.00 of losses purchased and:

(a) the Company consents to Cox Programming purchasing those losses at that price in the period prior to Completion (and if any such purchase is made, Cox's obligations under this Clause 6.3 to procure that not less than (Pounds)1,660,479 is contained in the Bank Account at Completion shall be reduced by reference to the purchase monies for those losses);

(b) if no such purchase is made prior to Completion, the Company agrees that if Cox so requests following Completion, the Company will promptly cause Cox Programming to purchase those losses at that price.

D. Neither party shall be obliged to complete this Agreement unless the other shall have complied in full with its obligations under clause 6.2.

VII. APPOINTMENT OF DIRECTORS

A. At Completion the appointment of Mr Ajit Dalvi as a Director appointed pursuant to article [ ] of the Articles will take effect.

B. Cox undertakes to the Company to consult with the Company prior to exercising its right to appoint a Director pursuant to Article [ ] of the Articles and not to exercise such right of appointment so as to, in the reasonable opinion of the Company, in any way adversely affect any form of regulatory consent or licence under which the Company carries out its business or lead directly or indirectly to any modification of such consent or licence.

VIII. WARRANTIES BY THE COMPANY

A.  The Company warrants to Cox that:

    1. every statement of fact contained in the Press Announcement and in the Circular is true and accurate in all material respects and is not materially misleading in any respect;

    2. every statement of opinion, intention or expectation contained in the Press Announcement or in the Circular is truly and honestly held by the Directors and has been made by the Directors after due and careful consideration and enquiry;

    3. neither the Press Announcement nor the Circular omits anything likely materially to affect the import of the information contained therein;

    PROVIDED THAT in 8.1.1, 8.1.2 and 8.1.3 above, the warranties shall not extend to information which is descriptive of Cox;

    4. the Circular (including the listing particulars comprised in the Circular) complies with section 146 of the FSA, the Listing Rules (save as excepted by the London Stock Exchange under any letter of derogation) and with all other applicable statutory and other legal and/or regulatory provisions;

    5. there are no facts or considerations known or which should have been known to the Company or any of the Directors which are not disclosed in the Press Announcement and/or the Circular which would or might reasonably be considered to be material for disclosure to Cox as a subscriber or potential subscriber for the Consideration Shares;

    6. the Accounts give a true and fair view of the assets and liabilities, reserves and profits and state of affairs of the Company and its subsidiary undertakings as at and to the date thereof, comply with the requirements of the Companies Act 1985 and have been prepared in accordance with generally accepted accounting principles;

    7. the Company's preliminary results for the period ended on 31 December 1996 were prepared with all due care and attention and were carefully compiled on a basis consistent with the accounting policies and principles applied in the preparation of the Accounts;

    8. all statements of fact contained in the preliminary results referred to in Clause 8.1.7 were true and accurate in all material respects and were not misleading when published and all expressions of opinion, intention and expectation contained in those interim results concerning the financial position or prospects of the members of the Group were made on reasonable grounds after due and careful consideration, were honestly held and fairly based;

    9. save as disclosed in writing to Cox in a letter from the Company dated of even date herewith] there are no legally binding agreements between any member of the Group and any person who has a notifiable interest in the share capital of the Company (within the meaning of section 199 of the Companies Act 1985) or, so far as the Company is aware, any Associate of any such person;

    10. save as disclosed in the Circular, since 31 December 1995 the Company and its subsidiary undertakings have carried on their respective businesses in the ordinary and usual course and there has been no material adverse change in the financial or trading position or prospects of the Company and its subsidiary undertakings taken as a whole and the Company has complied with the Listing Rules as regards the disclosure of information;

    11. so far as known to any of the Company or the Directors, no circumstances have arisen, such that any person is, or with the giving of notice would be, entitled to require payment of any indebtedness of the Company or any of its subsidiary undertakings before its due date for payment nor are the Company or any of its subsidiary undertakings in breach of any of the terms of any agreements relating to any of its immediate or long-term indebtedness or borrowing facilities;

    12. save as disclosed in the Circular, neither the Company nor any of its subsidiary undertakings is engaged in any legal or arbitration or other proceedings which individually or collectively may have, or have had during the 12 months preceding the date of this Agreement, a significant effect on the financial position of the Company and its subsidiary undertakings or be material in the context of the Subscription or other transactions contemplated in the Circular and no such proceedings are pending or threatened against the Company, any of its subsidiary undertakings or any person for whom any of them is vicariously liable nor is the Company or any of its subsidiary undertakings or any of the Directors aware (having made all reasonable enquiries) of any circumstances which are likely to give rise thereto;

    13. neither the Company nor any of the Directors is aware of the invalidity or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any member of the Group is a party and which is material in the context of the Group as a whole or any circumstances likely to give rise to the same and no member of the Group has received notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction;

    14. subject to the passing of the Resolutions, the Directors and the Company have full power and authority to carry into effect the creation and allotment of the Consideration Shares and the creation and allotment of the Consideration Shares will not infringe or exceed any limits, powers or restrictions contained in any contract, obligation or commitment of the Company and/or any of its subsidiary undertakings and will not contravene the memorandum and articles of association of the Company;

    15. the allotment and issue of the Consideration Shares will comply with the FSA, the Companies Acts 1985 and 1989, the rules and regulations of the London Stock Exchange and all applicable laws and governmental regulations of the United Kingdom, and will not cause any material breach of any provision of any agreement to which the Company or any of its subsidiaries is a party or by which it is bound and will not result in any material indebtedness of the Company or any subsidiary becoming payable prior to maturity or any third party having a right to terminate any material contract with the Company or any of its subsidiaries or exercise any rights or options to acquire any assets or rights of the Company or its subsidiaries or to terminate such rights or to cease to make available to the Company or its subsidiaries any services or goods and all authorisations, approvals, consents and licences required by the Company have been obtained and are in full force and effect to permit the Company to allot and issue the Consideration Shares and to enter into and complete this Agreement;

    to the best of the knowledge, information and belief of the Directors, all information given by, or on behalf of, the Company to Cox, its advisers or agents in connection with the Company or any of its subsidiaries or the business or financial affairs thereof was given in good faith and no further information has been withheld the absence of which would make misleading the information so provided in any material respect.

B. Each of the warranties set out in Clause 8.1 ("Company Warranties") shall be construed as a separate warranty and shall not be limited or restricted by reference to or reference from the terms of any other Company Warranty or any other term of this Agreement.

C. The Company's liability in respect of the Company Warranties shall not exceed []

D. The Company shall immediately disclose to Cox in writing any matter or thing which may arise or become known to it after the date of this Agreement which is inconsistent with any of the Company Warranties or which might render any of them misleading.

IX. WARRANTIES AND UNDERTAKINGS BY COX

A.  Cox warrants to the Company that:

    1. it has full corporate authority to enter into this Agreement and the performance of its obligations hereunder will not infringe the terms of any deed or agreement to which Cox is a party or by which it is bound which would prevent Cox from fulfilling its obligations under this Agreement;

    2. Cox is not prevented by the terms of the Broadcasting Act 1990 (as amended by the Broadcasting Act 1996) or any other form of relevant regulation from holding any or all of the Consideration Shares;

    3. the warranties set out in Schedule 2 are true and accurate ("Cox Warranties").

B. Each of the Cox Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or reference from the terms of any other Cox Warranty or any other term of this Agreement.

C. Cox shall immediately disclose to the Company in writing any matter or thing which may arise or become known to it after the date of this Agreement which is inconsistent with any of the Cox Warranties or which might render any of them misleading.

D. Cox shall procure that the Cox Warranties are true and accurate as at Completion and, for this purpose, the Cox Warranties shall be deemed to be repeated at Completion and any express or implied reference therein to the date of this Agreement shall be replaced by a reference to the date of Completion.

E. Cox agrees with the Company (acting as trustee and agent of Cox Programming) to indemnify Cox Programming against any liability Cox Programming may owe to any person:

(a)   other than a Liability to Taxation;

(b) other than any liability Cox Programming may have to any person under the existing shareholders' agreement for UK Gold or under the existing shareholders' agreement for UK Living;

(c) other than any liability entered into and/or created and/or incurred at any time following Completion.

F. Cox agrees with the Company (for itself and as trustee and agent of Cox Programming and each of the Company's subsidiary undertakings) to indemnify the Company and each of its subsidiary undertakings against any Adverse Consequences which it may suffer as a result of Cox Programming owing any liability to any person in respect of which the indemnity contained in Clause 9.5 applies.

G. The provisions of Schedule 4 shall apply to any claim in respect of the Cox Warranties or under Clauses 9.5 or 9.6.

H.  The provisions of Schedule 5 shall have effect in relation  to Taxation.

I. The rights and remedies of the Company and/or Cox Programming under the foregoing provisions of this Clause 9 shall not be affected by Completion, by any investigation made by or on behalf of the Company into the affairs of Cox Programming, by the giving of any time or other indulgence by the Company to any person, by the Company rescinding or not rescinding this Agreement or by any other cause, whatsoever except a specific waiver or release by the Company in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Company.

J.  Cox undertakes to the Company that:

   1. it will supply to the Company, for the purposes of drafting any supplementary listing particulars relating to the Subscription, such information regarding Cox or any other member of the Cox group as may reasonably be required to be included by the Company in such supplementary listing particulars; and

   2. until 1 September 1997 it will not appoint Mr Ajit Dalvi as a director pursuant to article [ ] of the Articles unless he has taken responsibility for the Circular as required by the Listing Rules.

K. Cox warrants to the Company that the information relating to it in the Press Release and the Circular is accurate in all material respects.

X. POST-COMPLETION UNDERTAKINGS BY COX

A. Save for a Transfer pursuant to and in accordance with the provisions of Clauses 10.2 and 10.3, Cox undertakes to the Company that no Transfer or purported Transfer of Ordinary Shares will be made by Cox in the period from Completion to the second anniversary of Completion ("the Restricted Period").

B. Subject to the provisions of this Clause 10.2, Cox may transfer Ordinary Shares to an Associate during the Restricted Period, provided that:

    1. it shall be a condition precedent to such Transfer that Cox and the transferee enter into a deed of undertaking with the Company in such form as the Company may reasonably require that:

        a) the transferee shall be bound by the provisions of this Clause 10 as if it were the original party to this Agreement and, where the context so permits, as if each reference herein to Cox were a reference to the transferee in place thereof; and

        b) if the transferee shall cease to be Cox's Associate, then Cox shall procure that the transferee transfer back to Cox or to Cox's Associate (which shall enter into a deed of undertaking pursuant to this Clause 10.2) all of its Ordinary Shares prior to the date of such cessation.

C. Notwithstanding the provisions of Clause 10.1 during the Restricted Period Cox and/or any Associate of it:

(a) may make a bona fide Transfer of Ordinary Shares to a bank by way of security; or

(b) may Transfer Ordinary Shares as a result of accepting a third party offer for all the shares in the issued Ordinary Share capital of Flextech (and shall be permitted to give an irrevocable undertaking to accept such an offer); or

(c) may Transfer Ordinary Shares by way of sale to a bona fide third party offeror for all the shares in the issued Ordinary Share capital of Flextech; or

(d) may Transfer Ordinary Shares by way of repurchase of shares by Flextech; or
(e) may sell any [?] rights or Ordinary Shares to which it becomes entitled in respect of its holding of Consideration Shares as a result of any offer by the Company to its shareholders to take up entitlements to ordinary shares pro rata to their existing holdings.

D. After the Restricted Period, Cox shall give the Company's brokers from time to time such notice as is reasonable in the circumstances of its intention to sell any Ordinary Shares.

XI.    PROTECTIVE COVENANT

A. In this Clause 11, "Competing Channel" means a satellite delivered television channel broadcast primarily for reception in the United Kingdom and which is directly competitive with one or more of the channels in which the Company directly or indirectly holds a 50% or greater economic interest.

B. Cox undertakes to the Company that until the third anniversary of Completion it shall not and shall procure that none of its Associates shall, directly or indirectly carry on or be engaged or interested in a Competing Channel. The restrictions in this clause 11.2 shall not prevent Cox and/or any Associate of it from acquiring and/or holding any interest in a Competing Channel which interest shall not comprise more than a 20% economic interest in that Competing Channel. Neither shall they apply in respect of any interest held by Cox and/or any Associate in Discovery Communications, Inc.

XII.   OPERATIONS COMMITTEE

A. The Company undertakes to Cox that, save as provided in the Pearson Agreement it will not grant to any other person the right to appoint a Director or enter into any contractual agreement with any person to appoint as a Director any person nominated by that or any other person unless that person owns at least 5% of the issued ordinary share capital of the Company.

B. The Company shall procure that there shall be set up a committee of the Directors (the "Operations Committee") charged with responsibility for reviewing the Company's strategy, plans and results. Any Director appointed by Cox pursuant to the Articles will be entitled to be a member of the Operations Committee for so long as Cox and/or its Associates (in aggregate) remain at least the second largest shareholder in the Company.

C. The Operations Committee shall meet at least once in each calendar quarter. The dates and times of these regular quarterly meetings for each calendar year shall be established by the board of Directors at its first meeting held during such calendar year. The Operations Committee shall also meet at such other times as may be requested by any member thereof to deal with matters which cannot reasonably wait to be dealt with at the next regular quarterly meeting.

D. The members of the Operations Committee will be provided with all appropriate information in order to enable the Committee to fulfill its functions and will make such recommendations to the board of Directors as it thinks fit.

XIII.  RESCISSION

If at any time prior to this Agreement becoming unconditional:

      1. there shall come to the notice of either party a breach of the warranties by the other contained in this Agreement;

      or

      2. there shall come to the notice of either party a breach of any of the obligations imposed upon the other pursuant to this Agreement;

and the breach is, in the reasonable opinion of the party not in breach, material in the context of this transaction taken as a whole then and in any such case the party not in breach may by notice to the other given verbally (including by telephone) or by facsimile transmission or in writing rescind this Agreement.

XIV.   COSTS AND EXPENSES

Each of the parties hereto shall pay its own costs in relation to the negotiations leading up to the preparation, execution and carrying into effect of this Agreement.

XV.    GENERAL

A. Notwithstanding the Subscription being effected, each and every right and obligation of the parties under this Agreement shall, except in so far as then fully performed, continue in full force and effect.

B. Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

C.     No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

D. Any right of rescission conferred by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it. The right of rescission shall terminate on Completion.

E. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of each other or of any other right or remedy.

F. Neither party shall make any press or media announcement or issue any press or media release with respect to this Agreement or any matter contained herein without obtaining the prior written consent of the other to the contents thereof and the manner of its presentation and publication (which consent shall not be unreasonably withheld or delayed).

G. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and expressly excludes any warranty, condition or other undertaking implied at law or by custom and supersedes all previous agreements and undertakings between the parties with respect thereto and each of the parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking not fully and expressly reflected in the terms of this Agreement.

H. No variations of this Agreement shall be effective unless made in writing by the Company and Cox.

I. This Agreement shall be governed and construed in accordance with English law.

J. Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by, this Agreement shall be communicated as follows:

       (a) if to Cox, to : Cox Communications, 1400 Luke Hearn Drive, Atlanta, Georgia, 30319, USA

               Attention: Ajit Dalvi/Dallas Clement

               Fax No: 001 404 843 6542

               with a copy to Frere Cholmeley Bischoff, 4 John Carpenter Street, London EC4Y 0NH

               Attention: Simon Morgan/Stephen Hermer

               Fax No: 0171 615 8080

       (b) if to the Company to: Flextech p.l.c., 160 Great Portland Street, London W1N 5TB

               Attention:   Mark Luiz

               Fax No: 0171 299 6000

               with a copy to: Wiggin & Co, 3 Albany Courtyard, London, W1V
               9RA

               Attention:   Stephen Cook/Alan Craig
               Fax No: 0171 287 8628

or in each case to such other address, and/or facsimile number and/or marked for such other attention as may from time to time be specified by the relevant party to the other, by notice given in accordance with this Clause for the purposes of this Clause.

K. Any notice or other communication to be given by one party to another, under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or registered post or by facsimile, and shall be deemed to have been received:-

       1. in the case of delivery by hand or registered post prior to 5 p.m. on a Business Day, when delivered and in any other case on the Business Day following the day of delivery; or

       2. in the case of facsimile where the transmission occurs prior to 5p.m. on a Business Day, on acknowledgement by the addressee's facsimile receiving equipment and in any other case on the Business Day following the day of acknowledgement by the addressee's facsimile receiving equipment.

and for the purpose of this Clause 15.11, a "Business Day" shall mean a day on which banks are open for business in the city where the recipient of the notice is located.

L. Where any provision of this Agreement states that notice may be given verbally (including by telephone) to the Company such notice shall take effect immediately upon being given to an officer of the Company.

M. The Company has no plan or intention to sell, exchange or otherwise dispose of any of the share capital of Cox Programming for a period of two years following Completion, and has not entered into any legally binding agreement to dispose of any of the shares of Cox Programming. The Company agrees that it will not dispose of, and will not enter into any legally binding agreement to dispose of, any of the shares of Cox Programming during the two years following Completion. Following Completion, Cox Programming will continue as a holding company, with a continuing significant investment in at least one business line in which it is presently invested.

XVI.    COMPETITION

No provision of this Agreement, or of an agreement or arrangement of which it forms part, by virtue of which this Agreement, or and agreement or arrangement which it forms part, is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977, shall take effect until the day after the date on which particulars have been furnished to the Director General of Fair Trading in accordance with various Acts.

XVII.   COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it in separate counterparts each of which when so executed shall be original, but all the counterparts shall together constitute one and the same instrument.

                                  SCHEDULE 1

                                 THE LICENCES

CHANNEL                  LICENCE NUMBER

The Learning Channel     NDS036

Discovery                NDS017

Bravo                    NDS016

Parliamentary Channel    NDS018

TCC                      NDS013

Family Channel                    [ ]

                                  SCHEDULE 2

I. The copies of the memorandum and articles of association of Cox Programming delivered to the Company prior to signing of this Agreement are true and complete copies, having attached to them copies of all resolutions and agreements referred to in Section 380(2) of the Companies Act 1985.

II. The statutory books and registers of Cox Programming are written up to date and all such documents and other necessary records, deeds, agreements and documents relating to its affairs are in its possession or under its control.

III. Cox Programming has complied in all material respects with all legal requirements applicable to its business, whether in the United Kingdom or in any other country.

IV. No person has the right to call for the issue of any share capital of Cox Programming by reason of any conversion rights or under any option or other agreement.

V. Other than the Cox Interests, Cox Programming has no interest in the share capital or other securities of any other body corporate.

VI.    Cox Programming has no employees and has never had any employees.

VII. As at Completion there will be no outstanding indebtedness of Cox Programming to Cox or any of its Associates.

VIII. Cox is entitled to sell and transfer to the Company the full legal and beneficial ownership of the Programming Shares free from any liens, charges, and encumbrances on the terms of this Agreement, without the consent of any third party.

IX. The Programming Shares constitute the entire issued share capital of Cox Programming.

X.     Cox Programming is the full legal and beneficial owner of the Cox
Interests.

                                   SCHEDULE 3

                          [LETTERHEAD OF THE COMPANY]

[to Cox]
                                     [Date]


Dear Sirs,

We refer to the Subscription Agreement dated                 1997 between us
relating to our acquisition of the Programming Shares and the Programming Debt and the issue to you of the Consideration Shares (the "Agreement"). Words and expressions defined in the Agreement have the same meanings in this letter.

We confirm to you that:

(a) the Company is not aware of any circumstances giving rise or likely to give rise to a right for Cox to terminate its obligations under the Agreement in accordance with its provisions;

(b) each of the conditions referred to in Clause 2.1 of the Agreement (save for the condition in Clause 2.1.6 and 2.1.7) have been fulfilled in accordance with their terms;

(c) the London Stock Exchange has granted permission for the Consideration Shares (subject to allotment) to be admitted to the Official List of the London Stock Exchange;

(d) having made enquiries of all appropriate persons, none of the warranties referred to in Clause 8.1 of the Agreement was breached or untrue or inaccurate or misleading in any material respect when made.

                               Yours faithfully,



                  -------------------------------------------
                           Director, duly authorised,
                              for and on behalf of
                                  Flextech plc

                                  SCHEDULE 4

I. For the purpose of this Schedule a "relevant claim" shall mean all claims made against Cox under or in connection with this Agreement including, but not limited to:

(a)   a claim by the Company under or in respect of the Cox Warranties; and

(b) a claim by or on behalf of Cox Programming in accordance with the provisions of Clause 9.5 and/or Clause 9.6.

II. The Company undertakes to notify Cox in writing of any matter which comes to its or Cox Programming's notice and which will or may give rise to a relevant claim, such notification to be given promptly after the Company or Cox Programming (as the case may be) first becoming of the matter or circumstances giving rise to the relevant claim

III. Cox shall have no liability in respect of any relevant claim:

(a) to the extent that such liability arises or is increased as a result of something done or omitted to be done before the date of this Agreement at the written request or with the written approval of the Company;

(b) to the extent that such liability arises or is increased as a result of something done or omitted to be done by the Company or by Cox Programming after Completion other than in the ordinary course of business which could reasonably have been avoided and where the Company knew or ought reasonably to have known that such liability would so arise or be so increased;

(c) to the extent that the sum in respect of which the relevant claim is made is recovered by the Company or Cox Programming from any third party and the Company and/or Cox Programming shall take such steps as are reasonable in the circumstances to enforce such recovery provided that they shall not be obliged to do anything which they reasonably consider would be prejudicial to the interests of the Company and/or Cox Programming.

IV. If the Company or Cox Programming becomes aware that any claim may be or has been made against it which may result in Cox becoming liable to make a payment to the Company or Cox Programming (as the case may be):

(a) the Company shall (in addition to giving notice under paragraph 2) forthwith provide Cox with copies of all notices, correspondence, pleadings and other documents which either of them receives in relation to the claim; and

(b) the Company shall not and shall procure that Cox Programming shall not settle or compromise the claim or make any admission of liability without Cox's prior consent, such consent not to be unreasonably withheld or delayed.

(c) the Company shall consult with Cox in relation to all negotiations, settlements, proceedings and appeals in respect of the claim, shall seek (to the extent reasonably possible and commercially practicable) to minimise Cox's financial exposure in respect of the claim and shall take reasonable account of points made by Cox in relation thereto.

V. If Cox makes any payment to the Company or Cox Programming in respect of any relevant claim or under Schedule 5 ("a Payment") and the Company or Cox Programming (the "Recipient") subsequently recovers from any person any sum in respect of the circumstances giving rise to that payment (a "Recovery"), to the extent that the Recovery was not taken into account in determining the amount of the Payment, the Company shall procure that the Recipient shall forthwith repay to Cox an amount equal to so much of the Recovery (including any interest or repayment supplement awarded on that sum) as does not exceed the aggregate amount of the Payment less any costs incurred by the Recipient in recovery that sum. If the Recovery is made by Cox Programming the obligations of the Recipient under this paragraph shall only be to pay such part of the Payment made to the Recipient as would not have been payable had Cox Programming had the benefit of the Recovery (and had not subsequently incurred any cost in recovering the same) prior to the assessment of the amount of the Payment due to the Recipient.

VI. Nothing contained in this Agreement shall be deemed to relieve the Company from any common law duty to mitigate any loss or damage suffered by it.

VII. The Company and/or Cox Programming shall not be entitled to recover any payment(s) from Cox in respect of the subject matter giving rise to any relevant claim or any claim under Schedule 5 more than once.

VIII. Any payment made by Cox in respect of a relevant claim or under Schedule 5 shall be deemed to be a reduction of the consideration paid by the Company to Cox under this Agreement.

IX. Cox's aggregate liability under this Agreement (including but not limited to its liability in respect of each and all relevant claims) shall not exceed [(Pounds)100,000,000]

X. The provisions of this Schedule 4 shall not apply in respect of any Claim for Taxation except for paragraphs 5,6,7, 8 and 9 of this Schedule 4.

                                  SCHEDULE 5

                                   TAXATION

I.     For the purposes of this Schedule 5:

A. any reference to any Event includes any Event which is deemed to have occurred pursuant to any enactment relating to Taxation enacted prior to the date hereof;

B. any reference to income, profits or gains earned, accrued or received includes any income, profits or gains which are deemed to be earned, accrued or received pursuant to any enactment relating to Taxation enacted prior to the date hereof.

II. Subject to the provisions of this Schedule 5, Cox undertakes to pay to the Company a sum equivalent to:

A. any Taxation for which Cox Programming is or may become liable in respect of or arising from any Event occurring on or before Completion or by reference to any income, profits or gains earned, accrued or received on or before Completion EXCLUDING any Taxation and/or interest and/or penalties relating thereto for which Cox Programming is or may become liable to the extent that such Taxation consists of corporation tax on:

(a) interest accrued but unpaid on the Living Loan Stock for the period(s) 1 January 1993 to 31 December 1995 and which arises only on or after payment of the relevant interest;

(b) interest accrued or paid on the Living Loan Stock for the period 1 January 1996 to 31 December 1996 and all subsequent periods;

(c) interest accrued or paid on the Gold Loan Stock for the period commencing 1 January 1993 and all subsequent periods, other than any interest on the Gold Loan Stock paid prior to 1 January 1996;

(d) interest arising on the (Pounds)1,910,479 received in the Bank Account on 31 December 1996 (this sum representing a payment of interest on the Gold Loan Stock).

B. all reasonable costs and expenses incurred by Cox Programming or the Company in relation to or resulting from any demands, actions, proceedings and claims in respect of any Liability to Taxation in respect of or by reference to which Cox is liable pursuant to paragraph 2.1 to make any payment to the Company.

III.   Cox shall not be liable under paragraph 2 of this Schedule 5:

A. if liability would arise or be increased as a result of something done or omitted to be done before the date of this Agreement at the written request of or with the written approval of the Company;

B. if and to the extent that any liability would not have arisen but for a voluntary act or omission of the Company or Cox Programming after the date of this Agreement otherwise than in the ordinary course of its business which could reasonably have been avoided and which the Company was aware or should reasonably have been aware would give rise to a claim under this Schedule 5;

C. to the extent that such liability arises from any change in accounting or taxation policy or practice adopted by the Company on or after Completion;

D. to the extent that such liability arises or results from or as a consequence of any change in the date to which Cox Programming makes up its accounts or in its accounting period for the purposes of corporation tax;

E. to the extent that such liability has been made good or otherwise compensated for at no expense to the Company or Cox Programming:

F. to the extent that such liability arises as a result of the withdrawal by Cox Programming after Completion of any claims for consortium relief;


G. to the extent that such liability is a liability for corporation tas on a chargeable gain arising on a disposal or deemed disposal by Cox Programming after Completion which gain was, immediately before Completion, accrued but not realised or deemed to have been realised on or before Completion.

IV. Any payment to be made by Cox under this Schedule 5 shall be made on I.or before the relevant payment date, which shall be ascertained as follows:

A. insofar as that payment represents Taxation to be borne by Cox Programming, the payment date shall be the last Business Day before the day on which payment of the relevant Taxation is finally due; and

B.     insofar as the payment represents a claim under paragraph 2.2 of this
Schedule 5, seven days after the date on which a notice setting out details of the costs and expenses incurred for which a clause is being made is served on Cox.

V. No claim under or in respect of this Schedule 5 may be made unless written notice detailing a specific ground for liability hereunder and providing details of the claim shall have been given to Cox before the seventh anniversary of Completion.

VI. The provisions of paragraphs 5,6,7 and 8 of Schedule 4 shall have effect in respect of this Schedule.

A. If the Company or Cox Programming become aware of a Claim for Taxation which could give rise to a liability under this Schedule 5, the Company shall notify Cox in writing, specifying the nature of that Claim in reasonable detail and annexing copies of any notices, correspondence or other documents relating to such Claim. Subject to paragraph 7.2, the Company shall then take or procure that Cox Programming shall take such action to avoid, resist, appeal or compromise the Claim for Taxation as Cox may reasonably request.

B. Without prejudice to the generality of 7.1 the Company shall not, and shall procure that Cox Programming shall not, settle or compromise the Claim for Taxation or make any admission of liability in relation to it without the prior written consent of Cox; and

C. Cox shall pay the Company or Cox Programming (as appropriate) all expenses reasonably incurred by it in complying with its obligations under this clause.

VII. The Company shall, at the direction in writing of Cox, procure that Cox Programming takes all such steps as Cox may reasonably require to allow Cox to reduce or eliminate any liability of Cox Programming to Taxation by claiming consortium relief from any other company to the extent permitted by law for any period (s) prior to the date of this Agreement.

A. Cox or its duly authorised agents shall prepare the Taxation returns of Cox Programming for all accounting periods ended on or before 31 December 1996, to the extent outstanding at Completion, and shall deal with all matters and correspondence relating to those returns. The Company shall cause Cox Programming to authorise, sign and submit the returns to the appropriate authority without amendment or with such amendments as Cox shall agree, such agreement not to be unreasonably withheld or delayed

B. The Company shall cause Cox Programming to provide Cox or its duly authorised agents with such assistance as may reasonably be necessary for the returns referred to in paragraph 9.1 to be prepared and agreed with the appropriate authority.

C. The Company shall procure that the Taxation returns of Cox Programming for its accounting period commencing 1 January 1997, and all documents and correspondence relating thereto, are submitted in draft to Cox or its duly authorised agent for comment prior to the submission to the appropriate authority. The Company shall procure that such reasonable comments and amendments as Cox may have shall be incorporated prior to submission to the appropriate authority where such comments and amendments are made without unreasonable delay.

VIII. The Company shall and shall procure that Cox Programming shall, co-operate to ensure that in respect of the respective accounting periods of European Channel Management Limited ("ECM") and European Channel Broadcasting Limited ("ECB") during which Cox Programming sold its shareholding in ECM and ECB to a wholly-owned subsidiary of Cox ("Newco"), any consortium relief claim by Newco for the surrender of losses by ECM and ECB shall take priority over any claim which might have been available to Cox Programming for the same period.

IX.    The Company shall procure that Cox Programming shall;

A. duly account to the Inland Revenue for tax which it is obliged to withhold on interest payments to Cox and for which it is liable to account after Completion; and

B. co-operate with Cox in the making of a claim under the US/UK double taxation convention to recover such withholding tax.



SIGNED by                            )     /s/ Adam Singer
for and on behalf of FLEXTECH P.L.C  )     ------------------------------------
                                           Director


SIGNED by                     )            /s/ Ajit M. Dalvi
for and on behalf             )            ------------------------------------
COX COMMUNICATIONS INC        )            Senior Vice President
                                           Programming & Strategy